SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

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United Technologies Corporation

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United Technologies Corporation One Financial Plaza Hartford, CT 06103

March 9, 2006

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

I am pleased to invite the shareowners of United Technologies Corporation to attend the 2006 Annual Meeting of Shareowners to be held on April 12, 2006 in the Judy and Arthur Zankel Hall at Carnegie Hall, located on 7th Avenue between 56th Street and 57th Street in New York, New York. The doors will open at 1:30 p.m. and the meeting will begin at 2:00 p.m. The meeting will address the following matters:

1.	Election of twelve directors.

2.	Appointment of a firm of independent registered public accountants to serve as Independent Auditors.

3.	Amendment to Restated Certificate of Incorporation to increase UTC’s authorized shares of Common Stock.

4.	The shareowner proposals described in the accompanying Proxy Statement.

5.	Other business if properly raised.

Shareowners of record of UTC Common Stock at the close of business on February 14, 2006, the record date for the meeting, and their authorized representatives by proxy will be entitled to attend and vote at the meeting.

Since seating is limited, we ask that shareowners request a ticket in advance to attend. Please refer to page 2 of the attached Proxy Statement for further information concerning tickets.

EACH VOTE IS VERY IMPORTANT. SHAREOWNERS ARE REQUESTED TO PLEASE SUBMIT A PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

George David

Chairman and Chief Executive Officer

PLEASE REQUEST ELECTRONIC DELIVERY OF ANNUAL MEETING DOCUMENTS.

Shareowners may elect electronic access as the means to receive future annual reports and the proxy material for future annual meetings. For further information on how to take advantage of this cost-saving service please see page 21 of the attached Proxy Statement.

PROXY STATEMENT

UNITED TECHNOLOGIES CORPORATION

PROXY STATEMENT

EACH SHAREOWNER’S VOTE IS VERY IMPORTANT. Whether or not shareowners plan to attend the Annual Meeting, all shareowners are requested to submit a proxy or voting instructions as soon as possible so that all shares can be voted at the meeting in accordance with the instructions of shareowners.

The Board of Directors is soliciting proxies for the 2006 Annual Meeting of Shareowners of United Technologies Corporation (“UTC” or the “Corporation”) to be held on April 12, 2006. This Proxy Statement is being made available to shareowners on or about March 9, 2006.

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

How does the Board of Directors recommend shareowners vote on the matters to be considered at the meeting?

The Board recommends a vote:

FOR each of its nominees for election as directors,

FOR the appointment of PricewaterhouseCoopers LLP as Independent Auditors,

FOR approval of the Amendment to UTC’s Restated Certificate of Incorporation, and

AGAINST each of the shareowner proposals described on pages 19 through 20.

Who is entitled to vote? Shareowners of record of UTC Common Stock (“Common Stock”) at the close of business on February 14, 2006, the record date, and their duly authorized proxies are entitled to vote on each matter submitted to a vote at the Annual Meeting. Shareowners of record are persons who were either registered shareowners or beneficial shareowners on that date. A registered shareowner is a person or entity who held shares on that date registered in that shareowner’s name on the records of Computershare Trust Company, N.A. (“Computershare”), UTC’s stock transfer agent. Persons or entities who held shares on the record date through a broker, bank or other nominee (including any shares held through a UTC employee savings plan) are considered beneficial owners and generally are entitled to provide voting instructions to the registered holder of those shares. A list of registered shareowners entitled to vote will be available at UTC’s offices, One Financial Plaza, Hartford, CT, for 10 days prior to the meeting and at the meeting location during the meeting.

How can shareowners vote? We send proxy cards and offer electronic voting to all registered shareowners to enable them to direct the voting of their shares. Those registered shareowners who previously have elected to receive electronic access to their proxy materials (rather than receiving mailed copies) and many active employees who participate in UTC employee savings plans will receive e-mail notification as to how to submit proxies or voting instructions. Brokers, banks and nominees typically offer telephonic or electronic means by which beneficial owners can submit voting instructions, in addition to the traditional mailed voting instruction cards. Shareowners who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any registered shareowner, savings plan participant or holder of a legal proxy who wishes to vote in person at the Annual Meeting.

Can shareowners vote by telephone or via the Internet? Registered shareowners and participants in a UTC employee savings plan in the United States or Canada may submit proxies or voting instructions by telephone by dialing 1-877-PRX-VOTE or 1-877-779-8683 and following the voice prompts. Registered shareowners and UTC savings plan participants may also submit proxies or voting instructions via the Internet by accessing the following website: www.eproxyvote.com/utx, and marking the appropriate boxes. When voting by telephone or via the Internet, a shareowner should have available for reference a copy of the proxy card mailed to the shareowner (or the email message they receive with instructions on how to vote). Please note that the facilities for telephone and Internet voting cannot accommodate cumulative voting for the election of directors, and therefore shareowners who wish to exercise cumulative voting rights can do so only by submitting a written proxy or voting instructions. Beneficial owners of shares held through a broker, bank or nominee may submit voting instructions by telephone or via the Internet if the firm holding the shares for their account offers either of these voting methods. Beneficial shareowners should refer to the instructions on how to vote provided by that firm.

How are shares held by the UTC employee savings plans voted? Participants in the UTC Employee Savings Plan may direct the voting of Common Stock by the savings plan trustee by returning a voting instruction card or by providing voting instructions by telephone or via the Internet. If a participant does not provide voting instructions or if the instructions are incomplete or unclear, the trustee will vote the uninstructed shares with the plurality of shares for which voting instructions have been received. The trustee will also vote unallocated Common Stock in the Savings Plan with the plurality of instructed shares.

How will the proxy holders vote shares? The proxy holders designated on the proxy card will vote according to the voting instructions given by shareowners on proxy cards, by telephone or via the Internet. If shareowners sign and return proxy cards but do not indicate voting instructions on one or more of the matters listed, the proxy holders will vote the uninstructed shares for the Board’s nominees for election as a director, for the appointment of PricewaterhouseCoopers LLP, for approval of the Amendment to UTC’s Restated Certificate of Incorporation and against each of the shareowner proposals.

Who can attend the Annual Meeting and how can shareowners request tickets? All shareowners of record on February 14, 2006 or their authorized proxies may attend. Since seating is limited, we ask that shareowners request tickets in advance to attend. Holders of shares registered in their name on the records of Computershare and UTC savings plan participants can request tickets by sending an e-mail request to the Corporate Secretary at corpsec@corphq.utc.com or by returning the Reservation Card provided with the mailed annual meeting materials. Persons who forget to bring a ticket will be admitted to the meeting only if they provide proof that they were a shareowner of record or UTC savings plan participant as of February 14, 2006 and proof of identification. Persons holding shares through a broker, bank or nominee may request a ticket by writing to the Corporate Secretary and including a copy of a brokerage account statement or a legal proxy from the broker, bank or nominee, in either case evidencing their ownership of shares as of the record date.

PROPOSAL 1:    ELECTION OF DIRECTORS

General Information Concerning the Board of Directors. The entire Board is elected annually by the shareowners. The Board, upon the recommendation of the Committee on Nominations and Governance, has nominated for election as directors at the Annual Meeting the twelve nominees listed below.

The Board has adopted independence standards for directors which conform to the independence requirements set forth in the listing standards of the New York Stock Exchange (“NYSE”). These independence standards are set forth in Appendix A.

The Board has affirmatively determined that each of the nominees for election at the Annual Meeting, other than Mr. David, is independent in accordance with these standards. Specifically, none of the nominees that qualify as independent has a business, financial, family or other type of relationship with UTC (other than as a director and shareowner of UTC), except for any relationships that are immaterial under the independence standards. In determining that each such director is independent, the Board considered that UTC and its subsidiaries in the ordinary course of business sell products and services to, or purchase products and services from, companies at which some of the nominees are or have been employed as officers or serve as directors. In each case, the amounts paid to, or received by, UTC annually from these companies was well below the 2% of total revenue threshold in the independence standards. The Board also considered charitable contributions to organizations with which some of the nominees have or have had relationships, but which do not conflict with UTC’s independence standards since the relationships did not involve service by the director as an executive officer of the organization or the amounts contributed by UTC did not exceed the thresholds in UTC’s independence standards. The Board determined that none of these relationships impaired the independence of the directors.

If any of the nominees becomes unavailable prior to the Annual Meeting to serve as a director, the Board may select a replacement nominee or reduce the number of directors to be elected. The proxy holders will vote the shares for which they serve as proxy for any replacement candidate nominated by the Board.

Nominees. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR EACH OF THE FOLLOWING NOMINEES:

GEORGE DAVID, Chairman and Chief Executive Officer, United Technologies Corporation. Mr. David was elected Chief Executive Officer in 1994 and Chairman in 1997. He has also served as UTC’s President since January 2002, and previously held that position from 1992 to 1999. Mr. David is a member of the Board of Directors of Citigroup Inc., The Business Council and The Business Roundtable. Mr. David was awarded the Order of Friendship from the Russian Federation in 1999 and in May 2002 France named him to its Legion of Honor. Mr. David is 63 and has been a UTC director since 1992.

JOHN V. FARACI has been Chairman and Chief Executive Officer of International Paper (paper, packaging and wood products) since 2003. Earlier in 2003 he was elected President and a director of International Paper, and previously served as Executive Vice President and Chief Financial Officer, with additional corporate responsibility for the company’s former majority-owned New Zealand subsidiary, Carter Holt Harvey. He joined International Paper in 1974. He serves on the National Park Foundation, the Grand Teton National Park Foundation, the Citigroup International Advisory Council and the National Council for Air and Stream Improvement. He is a member of The Business Roundtable, the Denison University Board of Trustees and the Sustainable Forestry Board. Mr. Faraci is 56 and has been a UTC director since December 2005.

JEAN-PIERRE GARNIER, Ph.D., has served as Chief Executive Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc (pharmaceuticals) since 2000. Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc from 1996 to 2000. He served as Chairman, Pharmaceuticals, SmithKline Beecham from 1994 to 1995. Dr. Garnier is a director of the Committee to Encourage Corporate Philanthropy and the Eisenhower Exchange Fellowships. He has received France’s Chevalier de la Légion d’Honneur and, in 2005, was presented with the Global Business Leadership Award from Stanford Business School, honored by the Children’s Health Fund in New York, and awarded the Global Corporate Citizenship Award from the African Medical and Research Foundation. Dr. Garnier is 58 and has been a UTC director since 1997.

JAMIE S. GORELICK is a partner at the international law firm, WilmerHale, having joined the firm in 2003. Ms. Gorelick represents companies on regulatory, compliance, governance and enforcement issues. She has held numerous positions in the U.S. Government, serving as Deputy Attorney General of the United States, as General Counsel of the Department of Defense, as Assistant to the Secretary of Energy, and most recently as a member of the bipartisan National Commission on Terrorist Threats Upon the United States. She also served as Vice Chair of Fannie Mae from 1997 to 2003. She is currently a member of the boards of Schlumberger, Ltd., the John D. and Catherine T. MacArthur Foundation, the Carnegie Endowment for International Peace, the Washington Legal Clinic for the Homeless, and the Urban Institute. She is a member of the Council on Foreign Relations. Ms. Gorelick is 55 and has been a UTC director since 2000.

CHARLES R. LEE served as the Non-Executive Chairman of the Board of Directors of Verizon Communications (telecommunications) from April 2002 until his retirement in December 2003. He was Chairman and Co-Chief Executive Officer of Verizon Communications from June 2000 to March 2002. Prior to the merger of GTE Corporation and Bell Atlantic Corporation to form Verizon Communications, Mr. Lee served as Chairman and Chief Executive Officer of GTE Corporation from 1992 to 2000. He is a director of United States Steel Corporation, Marathon Oil Corporation, The Procter & Gamble Company and The DIRECTV Group, Inc. Mr. Lee is also a member of the Board of the American Institute for Research (AIR) and Project GRAD. He is also a Trustee Emeritus and Presidential Councilor of Cornell University. In addition, he serves on the Board of Overseers for the Weill Cornell Medical Center and is a member of The Business Council. Mr. Lee is 66 and has been a UTC director since 1994.

RICHARD D. MCCORMICK served as Chairman of the Board of U S WEST, Inc. (telecommunications) from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from May 1992 until June 1998. He is also a director of Wells Fargo and Company, Nortel Networks Corporation, Nortel Networks Limited and HealthTrio Inc., a privately held provider of software for the healthcare industry. In addition, he is Honorary Chairman of the International Chamber of Commerce, Vice Chairman of the United States Council for International Business, a trustee of the Denver Art Museum, Vice President of the Denver Art Museum Foundation and Director Emeritus of Creighton University. Mr. McCormick is 65 and has been a UTC director since 1999.

HAROLD MCGRAW III has been Chairman of the Board of The McGraw-Hill Companies (global information services) since 2000 and President and Chief Executive Officer of McGraw-Hill since 1998. Mr. McGraw was President and Chief Operating Officer of McGraw-Hill from 1993 to 1998. He is also a director of ConocoPhillips, Chairman of both the Emergency Committee for American Trade and The Business Roundtable’s International Trade and Investment Task Force, and a member of The Business Council. He served on President George W. Bush’s Transition Advisory Committee on Trade. He is a member of the Carnegie Hall Board of Trustees. He is Chairman of the National Council on Economic Education as well as The National Actors Theatre. He is also on the boards of The New York Public Library and the National Academy Foundation. Mr. McGraw is 57 and has been a UTC director since December 2003.

FRANK P. POPOFF has served as Chairman of Chemical Financial Corp. (banking and financial services) since May 2004. He is the Retired Chairman and Chief Executive Officer of The Dow Chemical Company, Midland, Michigan. Mr. Popoff served as Chairman of The Dow Chemical Company from 1992 to 2000 and as its Chief Executive Officer from 1987 to 1995. Mr. Popoff is also a director of American Express Company, Qwest Communications International Inc., and Shin-Etsu Chemical Co. Ltd. He is a past chairman of the American Chemistry Council and a founder of The Business Council for Sustainable Development. He is also a member of the American Chemical Society and Director Emeritus of The Dow Chemical Company and the Indiana University Foundation. Mr. Popoff is 70 and has been a UTC director since 1996.

H. PATRICK SWYGERT has served as President of Howard University since 1995. Mr. Swygert served as President of the University at Albany, State University of New York from 1990 to 1995, and as Executive Vice President of Temple University from 1987 to 1990. He also serves on the Boards of Fannie Mae and Hartford Financial Services Group Inc. Mr. Swygert is Chairman of the Historically Black Colleges and Universities Capital Financing Program Advisory Board of the U.S. Department of Education, and a member of the National Security Agency Advisory Board, the Advisory Council for the Smithsonian Institution’s National Museum of African American History and Culture, the DC Emancipation Commemoration Commission and the U.S. National Commission for United Nations Educational, Scientific and Cultural Organization (UNESCO). Mr. Swygert is 62 and has been a UTC director since 2001.

ANDRÉ VILLENEUVE has been the Non-Executive Chairman of Euronext.LIFFE, the London futures and derivatives exchange, since August 2003. He served as an executive director of Reuters from 1989 to 2000. He was Chairman of Instinet Corporation, an electronic brokerage subsidiary of Reuters, from 1990 to 1999, and Executive Chairman from 1999 to 2002. He was Chairman of Promethee, the French think tank, from 1998 to 2002. He is currently a non-executive director of Aviva PLC (formerly Commercial Union, then CGU), IFRI (Institut Français de Relations Internationales) and EuroArbitrage. Mr. Villeneuve is 61 and has been a UTC director since 1997.

HAROLD A. WAGNER has served as Chairman (non-executive) of Agere Systems Inc. (communications components) since 2001. He served as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc. from 1992 to 2000 and as its Chairman, President and Chief Executive Officer from 1992 to 1998. He is a director of CIGNA Corporation, PACCAR Inc., and Maersk, Inc. He also serves on the Business Advisory Council of A. P. Moller, Inc. and the Board and Executive Committee of the Eisenhower Exchange Fellowships. Mr. Wagner is 70 and has been a UTC director since 1994.

CHRISTINE TODD WHITMAN served as Administrator of the U.S. Environmental Protection Agency from January 2001 through June 2003. She was Governor of the State of New Jersey from 1994 through 2001. She has served as President of The Whitman Strategy Group (environment and public policy consulting) since December 2004. She is a director of Texas Instruments Incorporated, S.C. Johnson & Son, Inc. and the Millennium Challenge Corporation. In addition, she is Co-Chairman of the National Smart Growth Council, and serves on the Steering Committee of The Cancer Institute of New Jersey; the Governing Board of the Oquirrh Institute, and is a member of the board of the New America Foundation. She is also a member of the Center for Civic Engagement and Volunteerism Advisory Board at Raritan Valley Community College. Gov. Whitman is 59 and has been a UTC director since December 2003.

Committees of the Board. The standing committees of the Board consist of the Audit Committee, the Committee on Nominations and Governance, the Committee on Compensation and Executive Development, the Finance Committee and the Public Issues Review Committee. Each committee, other than the Finance Committee, is composed solely of directors determined by the Board to be independent in accordance with NYSE listing standards.

The Audit Committee assists the Board in its oversight of the integrity of UTC’s financial statements and the qualifications and independence of the Independent Auditors. In its capacity as a committee of the Board, the Committee also nominates, for approval by shareowners, an accounting firm to serve as Independent Auditors and is responsible for the compensation, retention and oversight of the Independent Auditors. Directors Faraci, McCormick, Popoff (Chairman), Swygert, Villeneuve, Wagner and Whitman are members of the Committee. The Board has determined that Directors Faraci, McCormick, Popoff, Villeneuve and Wagner are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission (“SEC”). During 2005, the Committee held eight meetings. The Charter of the Audit Committee is included as Appendix B to this Proxy Statement.

The Committee on Nominations and Governance recommends criteria for service as a director, reviews candidates and recommends appropriate governance practices and compensation for directors. Directors Faraci, Garnier, Lee, McCormick (Chairman), Swygert, Wagner and Whitman are members of the Committee. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; extensive knowledge, experience and judgment; the highest integrity; loyalty to the interests of UTC and its shareowners; a willingness to devote the extensive time necessary to fulfill a director’s duties; the ability to contribute to the diversity of perspectives present in board deliberations; and an appreciation of the role of the corporation in society. The Committee considers candidates meeting these criteria who are suggested by directors, management and shareowners. From time to time, the Committee recommends highly qualified candidates who are considered to enhance the strength, independence and effectiveness of the Board. UTC from time to time engages one or more search firms to assist in the identification and evaluation of qualified candidates. The Committee will consider director candidates recommended by shareowners, who may submit recommendations by letter addressed to the Corporate Secretary. During 2005, the Committee held three meetings.

The Committee on Compensation and Executive Development is responsible for review and oversight of executive compensation and development programs, approval of corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, approval of the CEO’s compensation based on an evaluation of performance in light of these goals and objectives, and review of long term incentive plans, annual incentive compensation, and compensation actions affecting other executive officers. The Committee also reviews management development policies and programs. Directors Garnier, Lee, McCormick, McGraw, Popoff and Wagner (Chairman) are members of the Committee. During 2005, the Committee held five meetings.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of UTC and major financial strategies and transactions. Directors David, Gorelick, Lee (Chairman), McGraw, Popoff and Villeneuve are members of the Committee. During 2005, the Committee held six meetings.

The Public Issues Review Committee reviews UTC’s contributions program, political action committees, and responses to public issues such as equal employment opportunity, the environment, and safety in the workplace. Directors Garnier (Chairman), Gorelick, McGraw, Swygert, Villeneuve and Whitman are members of the Committee. During 2005, the Committee held four meetings.

Attendance. The Board met seven times during 2005 with an average attendance of 94%. Each director attended 75% or more of the aggregate number of meetings of the Board and Committees on which he or she served. The non-management directors meet in regularly scheduled executive sessions and have selected Mr. Wagner to serve as Presiding Director at executive sessions. The Board’s policy is that directors standing for reelection should attend the annual meeting of shareowners if their schedules permit. Of the current directors, all but Mr. Faraci, who was not a director at the time, attended the last annual meeting in April 2005.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners. The following table shows, as of February 14, 2006, the shares of Common Stock beneficially owned (including rights to acquire beneficial ownership of shares upon the exercise of stock options then exercisable and that would become exercisable within 60 days) by each director and nominee, the five “Named Executive Officers” in the Summary Compensation Table on page 12 and all directors and executive officers as a group. Each director, nominee and executive officer beneficially owned less than 1% of the outstanding Common Stock. The directors and executive officers as a group beneficially owned approximately 1.5% of the outstanding Common Stock.

Name	Class of Securities	Shares Beneficially Owned (1)
George David	Common	7,368,781
John V. Faraci	Common	0	(2)(4)
Jean-Pierre Garnier	Common	46,100	(3)(4)
Jamie S. Gorelick	Common	47,620	(3)(4)(5)
Charles R. Lee	Common	92,430	(3)(4)(5)
Richard D. McCormick	Common	50,500	(3)(4)(5)
Harold McGraw III	Common	1,000	(2)(4)(5)
Frank P. Popoff	Common	47,700	(3)(4)(5)
H. Patrick Swygert	Common	6,000	(2)(4)(5)
André Villeneuve	Common	45,200	(3)(4)
H. A. Wagner	Common	66,894	(3)(4)(5)
Christine T. Whitman	Common	0	(2)(4)
Ari Bousbib	Common	1,297,448
William L. Bucknall, Jr.	Common	934,110
Louis R. Chênevert	Common	1,383,229
Geraud Darnis	Common	869,581
Directors & Executive Officers as a Group (25 in total)	Common	14,724,256

(1)	Included in the number of shares beneficially owned by Messrs. David, Bousbib, Bucknall, Chênevert and Darnis and all directors and executive officers as a group are 5,600,000; 1,248,000; 740,000; 1,317,000; 822,000 and 12,207,210 shares, respectively, which such persons had the right to acquire within 60 days pursuant to the exercise of employee stock options; 1,661,736; 44,698; 121,050; 61,129; 36,604 and 2,139,318 shares, respectively, as to which such persons had sole voting and investment power; and 107,045; 4,750; 73,060; 5,100; 10,977 and 377,728 shares, respectively, as to which such persons had sole voting but no investment power. The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(2)	Directors Faraci, McGraw, Swygert and Whitman also held 1,752; 2,339; 2,929; 2,339 non-voting restricted stock units, respectively, which were acquired under the Nonemployee Directors’ Restricted Stock Unit Plan. Each unit is valued by reference to one share of Common Stock. These units are not included in the amounts shown in the table above.

(3)	Includes the following number of shares of restricted Common Stock for which each of the following directors had sole voting power:

Jean-Pierre Garnier	6,400	Frank P. Popoff	8,000
Jamie S. Gorelick	4,000	André Villeneuve	4,800
Charles R. Lee	8,000	H. A. Wagner	8,000
Richard D. McCormick	3,200

(4)	The nonemployee directors also held the following amounts of vested, non-voting deferred stock units acquired under the Directors Deferred Stock Unit Plan. Each unit is valued by reference to one share of Common Stock. These units are not included in the amounts shown in the table above.

John V. Faraci	1,314	Frank P. Popoff	33,441
Jean-Pierre Garnier	27,096	H. Patrick Swygert	13,306
Jamie S. Gorelick	9,431	André Villeneuve	22,646
Charles R. Lee	39,868	H. A. Wagner	29,095
Richard D. McCormick	21,584	Christine T. Whitman	4,202
Harold McGraw III	7,634

(5)	Includes the following number of shares of Common Stock for which each of the following directors had sole voting and sole investment power:

Jamie S. Gorelick	17,700	Frank P. Popoff	34,700
Charles R. Lee	25,800	H. Patrick Swygert	1,000
Richard D. McCormick	23,600	H. A. Wagner	10,034
Harold McGraw III	1,000

Based on filings with the SEC, UTC is aware that as of December 31, 2005 the following entity was a beneficial owner of more than five percent of the outstanding Common Stock of UTC:

Class of Security	Name and Address	Shares Beneficially Owned
Common Stock	Capital Research & Management Co. 333 South Hope Street Los Angeles, CA 90071	50,912,400

While State Street Bank and Trust Company, as trustee, holds all of the Common Stock beneficially owned by employees participating in UTC’s Employee Stock Ownership Plan, State Street Bank and Trust Company disclaims beneficial ownership of those shares.

Performance Graph

The following graph presents the cumulative total shareowner return for the five years ending December 31, 2005 for UTC’s Common Stock, as compared to the Standard & Poor’s 500 Stock Index and to the Dow Jones 30 Industrial Average. UTC’s Common Stock price is a component of both indices. These figures assume that all dividends paid over the five-year period were reinvested, and that the starting value of each index and the investment in Common Stock was $100.00 on December 31, 2000.

	Dec00	Dec01	Dec02	Dec03	Dec04	Dec05
UNITED TECHNOLOGIES CORPORATION	$100	$83.24	$80.98	$125.84	$139.34	$153.34
S&P 500 INDEX	$100	$88.11	$68.64	$88.33	$97.94	$102.75
DOW JONES INDUSTRIALS	$100	$94.59	$80.39	$103.14	$108.88	$110.64

Report of the Committee on Compensation and Executive Development

Design and Objectives

The Committee on Compensation and Executive Development (the “Committee”) is responsible for the design and administration of UTC’s executive compensation program. The program, through a combination of short and long term incentives, has these objectives:

•	recruitment and retention of high caliber leadership,
•	emphasis on performance based compensation,
•	greater weighting on long term and at risk compensation for more senior executives, and
•	alignment of shareowner and executive interests.

Program Elements and Performance Metrics

Different elements of executive compensation serve one or more program objectives.

Base salaries are generally targeted at median (see Benchmarking) and are competitive with peers for recruitment and retention.

Annual bonuses recognize short term results and are paid in cash. Annual profit growth and cash flow performance are targeted by UTC. Bonus opportunities are generally targeted at median (see Benchmarking). Bonus award pools are determined for each UTC operating unit and for the Corporate Office against metrics established before the beginning of each year. Individual awards inside these pools are made based on an individual’s performance overall and against specific business and personal objectives.

Corporate Office targets in 2005 were growth in earnings per share and cash flow from operations less capital expenditures as a percentage of net income. Business unit targets were growth in operating income and cash flow from operations less capital expenditures as a percentage of net income.

Long term incentive awards granted in January 2005 consisted of stock options and dividend equivalents under the Continuous Improvement Incentive Program (“CIIP”). Stock options have a term of ten years, were priced at market on the date of grant, and will vest after three years or at retirement under some circumstances. Dividend equivalents vest against three year financial performance targets.

Dividend equivalents under the 2005 CIIP were granted one-for-one with stock options and will vest against a three year cumulative earnings per share target. The vesting range for dividend equivalents is between 0 and 200%, increasing ratably as measured performance exceeds 70% up to a maximum of 130% of target. Dividend equivalents, if earned, are paid for up to the balance of the term of the options or until the associated options are exercised. A vested dividend equivalent is the right to receive a payment equal to UTC’s common stock dividend when paid.

At the 2005 Annual Meeting, shareowners approved a new Long Term Incentive Plan (“LTIP”), now in effect and replacing the CIIP. Under the new LTIP, awards to senior executives will consist half of time vested stock appreciation rights and half of restricted stock units vesting against three year performance targets established in advance (Performance Share Units, or “PSUs”), with the latter replacing dividend equivalents. Vesting schedules for PSUs will be the same as for dividend equivalents under the CIIP. 2006 PSU performance targets are growth in earnings per share and total shareowner return rank within the S&P 500.

The Committee has established share ownership guidelines for executives and directors. These are five times base salary for the CEO, three times base salary for other senior executives, and three times the annual retainer for directors.

The Committee determines all elements of compensation for UTC’s most senior executives. Performance based compensation from bonuses and long term incentive awards are not subject to the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.

Benchmarking

Compensation data from a group of 25 peer companies (the “Compensation Peer Group”) as well as information from outside consultants is used to determine compensation benchmarks. Compensation Peer Group companies have revenues, market capitalizations and other characteristics that place UTC and them in the same market for executive talent. Base salaries and annual bonus opportunities for UTC executives are generally targeted at approximately the median of the Compensation Peer Group. The potential value of long term incentive awards is targeted at the median for the program overall and within the quartile above the median for senior executives. Actual values will vary with individual and corporate performance.

Achievements, Performance and Return to Shareowners

UTC continued its sustained strong financial performance in 2005:

•	diluted earnings per share (before adoption of the FIN 47 accounting change) increased 18% from $2.64 to $3.12;
•	UTC’s 5 year average annual earnings per share growth rate of 13% (before adoption of the FIN 47 accounting change) ranks 1st among an established group of 12 industrial peer companies used routinely for financial performance comparisons;
•	cash flow from operations increased 21% to $4.3 billion and net of capital expenditures again exceeded net income;
•	revenues increased 14% to $42.7 billion, with half of the growth organic and half acquisitions;
•	2005 acquisitions totaling $4.6 billion in consideration, including debt assumed, included Kidde and Lenel in the Fire & Security segment and Rocketdyne in the Pratt & Whitney segment; and
•	UTC’s total shareowner return (“TSR”) for 2005 was 10%, compared with 2% for the Dow Industrials and 5% for the S&P 500; UTC’s ten year compound TSR through 2005 was 449%, compared with 155% for the Dow and 138% for the S&P 500.

In our view, the following factors are particularly relevant to this success: process disciplines driving productivity and cost reductions, technology innovations, balance across the businesses, and compliance and corporate responsibility.

Process disciplines are well established in the Achieving Competitive Excellence framework. They led to productivity gains that triggered segment operating margin expansion from 4% to 13% since the early 1990s. For example, Otis and Carrier’s HVAC business have increased new equipment unit shipments by more than three times with workforces 23% and 9% larger, respectively.

Product innovations help achieve industry leading positions. Pratt & Whitney Canada’s new engine family for light and very light jets has secured all three major airplane launches. Otis’ Gen2® flat belt technology has led to steady market share gains worldwide over the last five years. Carrier has led its industry in adopting the new SEER 13 federal energy standard and, we believe, increased its traditional cost leadership in North America. Hamilton Sundstrand has secured the lead position in aircraft systems for the new Boeing 787 airplane, winning eight of nine systems competed. The UTC result has been organic growth of 8% in 2004 and 7% in 2005, in excess of market growth across the Corporation’s businesses combined.

UTC has steadily broadened and balanced its business base, with its commercial companies accounting for 64% of revenues today, up from 41% in 1990. International revenues are 61% of revenues today, up from 50% in 1990. The new Fire & Security segment was started with the acquisition of Chubb in 2003. With other acquisitions, notably Kidde in 2005, this segment’s 2005 revenues were $4.3 billion and promises future growth in revenues and profitability.

Compliance and corporate responsibility are fundamental goals and obligations of management. UTC’s record of environmental compliance is exemplary, as are gains in employee health and safety performance. We are re-launching UTC’s Code of Ethics and compliance program worldwide in 2006 in response to the first significant compliance lapse in the Company since 1990. The Corporation’s Employee Scholar Program continues to lead all others and has now accounted for more than 18,000 college and university degrees for its employees.

CEO Compensation

Compensation actions affecting the CEO are based on the Corporation’s financial performance, short and long term, and on assessments of his and UTC’s performance overall, as detailed above. Compensation Peer Group data is also considered. In recognition of Mr. David’s long tenure as CEO and UTC’s exceptional performance during this period, we adjusted his salary and bonus benchmarks to the 75th percentile of the Compensation Peer Group. Consistent with this change, Mr. David’s base salary, unchanged since 1998, was increased from $1.2 to $1.7 million. Mr. David’s bonus for 2005 was $3.8 million and reflected UTC’s 18% increase in earnings per share (before adoption of the FIN 47 accounting change) and cash flow net of capital expenditures again in excess of net income. Mr. David was granted 570,000 stock options (split adjusted) with associated dividend equivalents under the 2005 CIIP.

Under Mr. David’s leadership, UTC’s total shareholder returns have substantially exceeded market indices over essentially all time periods. In its recent survey of America’s best CEOs, Institutional Investor magazine ranked him 1st in the Aerospace & Defense Electronics sector. In recognition of these accomplishments and the role he plays in the Board’s CEO succession planning process, Mr. David received an additional grant of 1,000,000 stock options (split adjusted) in 2005.

Conclusion

The Corporation’s executive compensation program aligns the interests of management and shareholders, attracts and retains capable management, and rewards executive performance accordingly. We believe UTC’s total shareholder returns relative to peers and indices, as well as current organic growth rates and profitability measures, confirm that UTC is outperforming its financial peers and industry competitors and that the program is meeting its objectives.

Committee on Compensation and Executive Development

H. A. Wagner, Chairman Jean-Pierre Garnier Charles R. Lee	Richard D. McCormick Harold McGraw III Frank P. Popoff

Compensation of Named Executive Officers

The following tables summarize the compensation earned by the CEO and the other four most highly compensated executive officers, as determined based on combined salary and bonus, for services performed in all capacities during the last three fiscal years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compensation ($)(4)
George David Chairman and Chief Executive Officer	2005 2004 2003	$1,700,000 $1,200,000 $1,200,000	$3,800,000 $3,500,000 $2,800,000	$779,822 $310,004 $225,837	$0 $0 $0	1,570,000 540,000 650,000	$85,463 $79,956 $74,909

Louis R. Chênevert President, Pratt & Whitney	2005 2004 2003	$633,333 $547,917 $525,000	$850,000 $700,000 $325,000	$60,663 $59,608 $62,077	$0 $0 $0	151,000 140,000 170,000	$46,485 $37,910 $37,730

Ari Bousbib President, Otis Elevator	2005 2004 2003	$633,333 $543,750 $475,000	$750,000 $675,000 $650,000	$74,425 $60,478 $54,212	$0 $0 $0	151,000 140,000 160,000	$44,699 $31,605 $31,425

Geraud Darnis President, Carrier Corporation	2005 2004 2003	$629,167 $519,167 $455,000	$600,000 $600,000 $500,000	$70,030 $72,347 $92,792	$0 $0 $0	151,000 140,000 160,000	$48,342 $39,971 $34,710

William L. Bucknall, Jr. Senior Vice President, Human Resources & Organization	2005 2004 2003	$511,667 $495,000 $478,333	$575,000 $600,000 $370,000	$59,085 $56,556 $55,927	$0 $0 $0	94,000 90,000 120,000	$37,310 $37,130 $36,950

(1)	The method of determining annual bonuses shown in the Bonus column for the Named Executive Officers is discussed in the Report of the Committee on Compensation and Executive Development that begins on page 9.

(2)	The amounts shown in this column for 2005 include: $581,396 for personal use of corporate aircraft for security reasons for Mr. David (effective October 1, 2004, reported amounts reflect variable operating costs rather than IRS Standard Industry Fair Level (SIFL) amounts); perquisite allowances for each of Messrs. David, Chênevert, Bousbib, Darnis and Bucknall of $178,919, $55,087, $54,377, $50,054 and $38,678, respectively; and leased vehicle payments for each of Messrs. David, Chênevert, Bousbib, Darnis and Bucknall of $19,507, $5,576, $20,048, $19,976 and $20,407, respectively. The amounts shown for 2004 include: $171,292 for personal use of corporate aircraft for security reasons for Mr. David; perquisite allowances for each of Messrs. David, Chênevert, Bousbib, Darnis and Bucknall of $120,631, $46,327, $47,210, $39,106 and $38,713, respectively; and leased vehicle payments for each of Messrs. David, Chênevert, Bousbib, Darnis and Bucknall of $18,082, $5,564, $12,044, $21,105 and $17,843, respectively. The amounts shown for 2003 include: $86,479 for personal use of corporate aircraft for security reasons for Mr. David; perquisite allowances for each of Messrs. David, Chênevert, Bousbib, Darnis and Bucknall of $123,699, $45,067, $38,960, $32,780 and $39,982, respectively; and leased vehicle payments for each of Messrs. David, Chênevert, Bousbib, Darnis and Bucknall of $15,659, $6,792, $13,177, $18,054 and $15,945, respectively.

(3)	At the close of business on December 31, 2005, Mr. Bucknall held 40,000 non-vested restricted shares valued at $2,236,400. This value was calculated by multiplying the closing price of Common Stock on December 31, 2005 by the number of restricted shares held. Dividends generally are paid quarterly on all shares of restricted stock.

(4)	For 2005, this category consisted of employer matching contributions in the Employee Savings Plan of $7,560 each for Messrs. David, Chênevert, Bousbib, Darnis and Bucknall, and life insurance premium payments by UTC of $77,903, $38,925, $37,139, $40,782 and $29,750, respectively, for Messrs. David, Chênevert, Bousbib, Darnis and Bucknall.

Option Grants in Last Fiscal Year

	Individual Grants (1)
Name	Number of Shares Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
G. David	570,000(2)	5.0%	$51.50	1/2/2015	$7,980,000(3)
	1,000,000(4)	8.8%	$50.09	2/6/2015	$12,850,000(5)
L. Chênevert	151,000(2)	1.3%	$51.50	1/2/2015	$2,114,000(3)
A. Bousbib	151,000(2)	1.3%	$51.50	1/2/2015	$2,114,000(3)
G. Darnis	151,000(2)	1.3%	$51.50	1/2/2015	$2,114,000(3)
W. Bucknall	94,000(2)	0.8%	$51.50	1/2/2015	$1,316,000(3)

(1)	Under certain circumstances, including a change of control of UTC, the Board of Directors, under the terms of the Long Term Incentive Plan, may accelerate the vesting of option grants, purchase an outstanding grant for the cash value thereof, or provide for other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

(2)	These stock options were granted on January 3, 2005, and will vest and become exercisable on January 3, 2008. These stock options include an equal number of Dividend Equivalents (“DEs”), which upon vesting will entitle the holder of the options to receive, whenever a dividend is paid on the Common Stock, a cash payment equal to the number of shares issuable on exercise of the option multiplied by the per-share amount of the dividend. The DEs will vest only if specified performance goals established at the time of the grant of DEs, measured over a three-year performance period, are satisfied. The vesting range for DEs is between 0 and 200%, increasing ratably as measured performance exceeds 70% up to a maximum of 130% of target.

(3)	Estimated values are based on the binomial pricing model and a number of variables. The following assumptions were used in determining the estimated value of option grants dated January 3, 2005: weighted-average risk-free interest rate of 3.97%, weighted-average stock price volatility of 21.86%, dividend yield of 1.44%, and option holding period of 7.53 years. The estimated values are not intended as a forecast of future appreciation in the price of the Common Stock. If the Common Stock does not increase in value above the exercise price of the stock options, then these options will have no value. There is no assurance that the value realized by an executive will be at or near the values estimated.

(4)	These stock options were granted on February 7, 2005, and will vest and become exercisable on February 7, 2008. There are no DEs associated with these stock options.

(5)	Estimated value is based on the binomial pricing model and a number of variables. The following assumptions were used in determining the estimated value of this option grant dated February 7, 2005: weighted-average risk-free interest rate of 3.88%, weighted-average stock price volatility of 23.10%, dividend yield of 1.77%, and option holding period of 7.39 years. The estimated value is not intended as a forecast of future appreciation in the price of the Common Stock. If the Common Stock does not increase in value above the exercise price of the stock options, then these options will have no value. There is no assurance that the value realized by an executive will be at or near the value estimated.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised in-the-Money Options at Fiscal Year-End ($)(1)
Name			Exercisable (2)	Unexercisable	Exercisable	Unexercisable
G. David	600,000	$26,366,280	4,950,000	2,760,000	$138,148,110	$29,007,950
L. Chênevert	65,000	$2,156,270	1,147,000	461,000	$24,238,910	$6,061,760
A. Bousbib	60,000	$1,978,650	1,088,000	451,000	$24,152,784	$5,819,710
G. Darnis	68,000	$1,987,500	702,000	451,000	$14,057,270	$5,819,710
W. Bucknall	96,000	$3,855,720	620,000	304,000	$17,649,260	$4,142,640

(1)	The value reported is based either on the closing price of the Common Stock on the NYSE on the date of exercise or on December 31, 2005, as applicable, and is calculated by subtracting the exercise price per share from the closing price of Common Stock on the date of exercise or on December 31, 2005, as applicable.

(2)	3,752,500; 479,250; 417,166; 179,208 and 499,500 exercisable options have vested DEs as a result of cumulative performance target achievements in prior years for Messrs. David, Chênevert, Bousbib, Darnis and Bucknall, respectively.

Termination of Employment and Change-in-Control Arrangements

In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the “Severance Plan”). The Committee on Compensation and Executive Development and the CEO have the authority to select the participants under the Severance Plan. As of December 31, 2005, 28 key executives, including each of the Named Executive Officers, were covered under the Severance Plan. For executives covered as of December 10, 2003, the Severance Plan provides that in the event the participant’s employment with UTC terminates for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of UTC (as defined in the Severance Plan) the participant will receive: (i) a cash payment equal to three times the participant’s highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under UTC’s pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to the extent necessary to preserve the level of benefits in the event of the imposition of excise taxes payable by a participant in respect of “excess parachute payments” under the Internal Revenue Code. In 2003, the Severance Plan was amended to impose a limitation on benefits. As amended, for executives who become covered under the Severance Plan after December 10, 2003, the value of certain benefits under the Severance Plan may not exceed 2.99 times base salary plus bonus. Specifically, the value of lump sum severance payments, periodic cash payments, consulting fees, post-termination employee benefit plan and fringe benefit continuation and additional pension service credit are subject to this limit. The value of accelerated vesting under the Long Term Incentive Plan and payments made to offset excise taxes are not subject to the 2.99 times limit. Each of the Named Executive Officers was a participant in the Severance Plan on December 10, 2003, and accordingly is not affected by these limits.

In addition to the Severance Plan, 28 key executives, including the Named Executive Officers, were eligible as of December 31, 2005 to receive separation benefits at the time of their termination from employment with UTC, subject to certain limited exceptions. The value of such separation benefits under this program is up to 2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan. These executives also have a post-retirement life insurance benefit equal to two times age 62 base salary provided through a permanent life insurance policy funded by UTC, except for Mr. David who participates in a prior life insurance program that was terminated for new participants in 1989. Under the prior program, instead of a paid-up life insurance policy following retirement, Mr. David will receive fifteen annual payments estimated at $700,000, the amount required, on an after-tax basis, to fund a post-retirement life insurance benefit equal to seven times base salary.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35	40
$250,000	$69,500	$92,700	$103,300	$114,000	$125,300	$137,800
$500,000	$144,500	$192,700	$215,800	$239,000	$262,800	$287,800
$1,000,000	$294,500	$392,700	$440,800	$489,000	$537,800	$587,800
$1,500,000	$444,500	$592,700	$665,800	$739,000	$812,800	$887,800
$2,000,000	$594,500	$792,700	$890,800	$989,000	$1,087,800	$1,187,800
$2,500,000	$744,500	$992,700	$1,115,800	$1,239,000	$1,362,800	$1,487,800
$3,000,000	$894,500	$1,192,700	$1,340,800	$1,489,000	$1,637,800	$1,787,800
$3,500,000	$1,044,500	$1,392,700	$1,565,800	$1,739,000	$1,912,800	$2,087,800
$4,000,000	$1,194,500	$1,592,700	$1,790,800	$1,989,000	$2,187,800	$2,387,800
$4,500,000	$1,344,500	$1,792,700	$2,015,800	$2,239,000	$2,462,800	$2,687,800
$5,000,000	$1,494,500	$1,992,700	$2,240,800	$2,489,000	$2,737,800	$2,987,800
$5,500,000	$1,644,500	$2,192,700	$2,465,800	$2,739,000	$3,012,800	$3,287,800
$6,000,000	$1,794,500	$2,392,700	$2,690,800	$2,989,000	$3,287,800	$3,587,800
$6,500,000	$1,944,500	$2,592,700	$2,915,800	$3,239,000	$3,562,800	$3,887,800
$7,000,000	$2,094,500	$2,792,700	$3,140,800	$3,489,000	$3,837,800	$4,187,800

The preceding table sets forth estimated annual benefits payable upon retirement at age 65 under UTC’s defined benefit pension plans. Compensation covered by the pension plans consists of total cash remuneration in the form of salaries, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus column of the Summary Compensation Table), but excluding awards paid under the Long Term Incentive Plan (shown in the Long Term Compensation columns of the Summary Compensation Table). Benefits are computed as a single life annuity payable at age 65. The benefit amount equals a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant’s social security benefit. As a result of Internal Revenue Code limitations, a substantial portion of senior executives’ pension benefits are excluded from UTC’s tax qualified retirement plan and trust and instead are provided through a supplemental plan that restores the excluded portion of the benefits. Pension benefits paid from the supplemental plan are paid in the same form of annuity applicable under the qualified plan or, subject to certain conditions, in a lump sum or annual installments. Benefits under the supplemental plan are generally not funded in advance except in the event of a change of control as defined by the plan.

As of December 31, 2005, the Named Executive Officers had the following full years of credited service for determining benefits: G. David, 30 years; A. Bousbib, 8 years; G. Darnis, 22 years; L. Chênevert, 12 years; and W. Bucknall, 39 years.

Compensation of Directors. Nonemployee directors are paid an annual retainer of $100,000 ($110,000 for committee chairs, $125,000 for Audit Committee members, $135,000 for the Audit Committee Chair and the director designated to preside at executive sessions of the non-management directors), which they may elect to receive in one of the following forms: (a) 60% in deferred stock units issued under the Directors Deferred Stock Unit Plan and 40% in cash; (b) 100% in deferred stock units; (c) 60% in non-qualified options to purchase Common Stock and 40% in cash; or (d) 100% in non-qualified options to purchase Common Stock. Each deferred stock unit has a value equal to one share of Common Stock. Following termination of a director’s service, the value of the accumulated deferred stock units is paid in cash as a lump sum or in installments, at the election of the director. Each deferred stock unit balance is credited with additional deferred stock units equivalent in value to the dividend paid on the corresponding number of shares of Common Stock. Nonemployee directors also receive a fee of $5,000 for each special meeting they are required to attend in addition to the regularly scheduled board and committee meetings.

Each nonemployee director receives annually, on the date of the annual meeting, a grant of stock options valued at $100,000. Nonemployee director stock options are issued under the Nonemployee Director Stock Option Plan. Options issued are valued at issuance using the Black-Scholes option valuation model. All director options have an exercise price equal to the closing price of Common Stock on the date of issuance, become exercisable after three years, and have a ten-year term. For 2005, each nonemployee director received options to purchase 6,000 shares at an exercise price of $50.525 per share.

Under the Directors’ Restricted Stock Unit Program, each nonemployee director receives on the date of election to the Board a one-time grant of restricted stock units valued at $100,000, based on the closing price of Common Stock on the date of grant. Dividend equivalents are credited on the units. The units awarded vest ratably over five years, but may not be sold or otherwise transferred until the director retires or resigns from the Board. If a director leaves the Board before all of the units vest, the non-vested units will be forfeited, except that, in the event of death or disability, a change in control of UTC, or if a director retires or resigns to accept full-time employment in public or charitable service, all units not previously vested will vest immediately. At retirement, the director will receive the value of the units in cash.

UTC maintains a charitable gift program for directors elected prior to 2004, funded by life insurance on the lives of the participating directors. Under this program, UTC will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations are expected to be deductible by UTC from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to UTC.

Report of the Audit Committee

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of UTC’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with UTC’s policies and procedures, Code of Ethics and applicable laws and regulations. The Committee annually nominates UTC’s Independent Auditors for appointment by the shareowners, and evaluates the independence, qualifications and performance of UTC’s internal and independent auditors. The Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by UTC regarding accounting, internal control or auditing matters; and the confidential, anonymous submission by UTC employees of concerns regarding questionable accounting or auditing matters.

The Committee has reviewed and discussed with management and UTC’s Independent Auditors UTC’s audited financial statements as of and for the year ended December 31, 2005, as well as the representations of management and the Independent Auditors’ opinion thereon regarding UTC’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. The Committee discussed with UTC’s internal and Independent Auditors the overall scope and plans for their respective audits. The Committee met with the internal and Independent Auditors, with and without management present, to discuss the results of their examinations, the evaluation of UTC’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of UTC’s financial reporting. The Committee has discussed with UTC’s Independent Auditors the matters required by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended, and also, the auditors’ independence from UTC and its management, including the written disclosures and letter from UTC’s Independent Auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended.

UTC’s Independent Auditors provided to the Committee a copy of their opinion dated February 9, 2006, which expressed an unqualified opinion that UTC’s 2005 consolidated financial statements are presented fairly, in all material respects, in accordance with accounting principles generally accepted in the United States.

Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in UTC’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Committee has recommended to the Board of Directors that PricewaterhouseCoopers LLP be nominated for appointment by the shareowners as UTC’s Independent Auditors for 2006.

Audit Committee

Frank P. Popoff, Chairman	André Villeneuve
John V. Faraci	H. A. Wagner
Richard D. McCormick H. Patrick Swygert	Christine Todd Whitman

PROPOSAL 2:	APPOINTMENT OF A FIRM OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO SERVE AS INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as UTC’s independent registered accounting firm in 2005. The Audit Committee, in its capacity as a committee of the Board, has nominated PricewaterhouseCoopers LLP to serve as Independent Auditors for UTC until the next Annual Meeting in 2007. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners. UTC retained PricewaterhouseCoopers LLP to provide services for 2005 and 2004 in the following categories and amounts:

(In thousands)	2005	2004
Audit Fees	$25,789	$31,887
Audit Related Fees	$2,431	$1,611
Tax Fees	$9,343	$9,225
All Other Fees	$107	$42

Total	$37,670	$42,765

Audit Fees represent fees for the audit of UTC’s consolidated annual financial statements, including an audit of internal control over financial reporting, the review of interim financial statements in UTC’s financial statements filed on Form 10-Q and the performance of audits in accordance with statutory requirements.

Audit Related Fees represent fees for due diligence assistance related to mergers and acquisitions, employee benefit plan audits, assistance regarding the application of generally accepted accounting principles to proposed transactions and special reports pursuant to agreed upon procedures. In 2004, services were also provided in connection with compliance with new rules concerning internal control over financial reporting.

Tax Fees in 2005 represent fees of approximately $4,389,000 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims, as well as approximately $4,954,000 for tax consulting and advisory services. Of the amount reported in 2004, approximately $5,250,000 constitutes fees for U.S. and non-U.S. tax compliance and related planning and assistance with refund claims, and approximately $3,975,000 constitutes fees for tax consulting and advisory services.

All Other Fees represent fees for accounting research software and other services.

The Audit Committee has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by UTC’s Independent Auditors. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Committee pursuant to authority delegated by the Committee, provided the Committee is informed of each particular service. All of the engagements and fees for 2005 were approved by the Committee. The Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the auditors’ independence. The Board previously determined that starting in 2003 fees paid to the Independent Auditors for non-audit services in any year will not exceed the fees paid for audit services during the year. Permissible non-audit services will be limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL 3.	APPROVAL OF AMENDMENT TO UTC’S RESTATED CERTIFICATE OF INCORPORATION

The Board of Directors believes it is advisable to amend UTC’s Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 2,000,000,000 to 4,000,000,000 shares. Accordingly, at its meeting held February 6, 2006, the Board adopted a resolution proposing that an amendment to the first paragraph of Article Fourth of the Restated Certificate of Incorporation be presented to the shareowners at the Annual Meeting for approval. The amendment would not change the number of authorized shares of Preferred Stock.

If approved by the shareowners, the first paragraph of Article Fourth would read in its entirety as follows:

“FOURTH: The total number of shares of stock of all classes which the Corporation shall have authority to issue is 4,250,000,000 shares, of which 250,000,000 shares shall be Preferred Stock of the par value of $1 each (hereinafter called ‘Preferred Stock’) and 4,000,000,000 shares shall be Common Stock of the par value of $1 each (hereinafter called ‘Common Stock’).”

On June 10, 2005, UTC effected a two-for-one stock split in the form of a stock dividend, resulting in the issuance of 667,410,945 additional shares of Common Stock. The proposed increase in the number of authorized shares of Common Stock in part would replace, as shares available for future issuance, the shares of Common Stock issued in connection with the stock split, and also provide the Board the necessary flexibility to issue Common Stock in the future in connection with the raising of capital, the acquisition of new businesses, employee stock benefit plans, future stock splits or dividends, and other corporate purposes as deemed necessary or appropriate by the Board of Directors.

Of the 2,000,000,000 shares of Common Stock presently authorized, as of February 14, 2006, 1,015,002,866 shares of Common Stock were outstanding, 326,674,972 shares were held by UTC as treasury shares and approximately 125,000,000 shares were reserved for issuance under equity compensation plans. The additional shares proposed to be authorized would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding.

Adoption of the amendment will eliminate the delay and expense involved in calling a special meeting of shareowners to authorize the additional shares at the time such issuance may become necessary. If the amendment is approved, no further action or authorization by UTC’s shareowners would be necessary prior to issuance of the additional shares, except as may be required for a particular transaction by UTC’s Restated Certificate of Incorporation, by applicable law or by the rules of any stock exchange on which UTC’s Common Stock is then listed. For example, under the current rules of the New York Stock Exchange, shareowner approval would still be required prior to the adoption of a new equity compensation plan or a material revision to an existing plan. Shareowner approval also is a prerequisite to listing additional shares to be issued in an acquisition and certain other types of transactions, where the shares issuable exceeds 20% of the number of shares outstanding.

Except for the issuance of shares of Common Stock pursuant to equity compensation plans, other stock related benefit plans, and UTC’s Dividend Reinvestment and Stock Purchase Plan, UTC currently has no plans or arrangements for the issuance of shares of Common Stock for any purpose, including but not limited to rendering more difficult or discouraging a change in control of UTC. UTC Shareowners do not have any preemptive rights with respect to issuance of any additional shares of UTC’s Common Stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO UTC’S RESTATED CERTIFICATE OF INCORPORATION.

PROPOSALS 4 AND 5:    SHAREOWNER PROPOSALS

Share holdings of the various shareowner proponents and, where applicable, names and addresses of additional filers, will be supplied upon request.

Proposal 4:    Shareowner Proposal Concerning Director Term Limits

Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, NW, Washington, D.C. 20037, has advised that she intends to introduce the following proposal at the Annual Meeting:

RESOLVED: “That the stockholders of United Technologies recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.”

REASONS: “The President of the U.S.A. has a term limit, so do Governors of many states.”

“Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.”

“No director should be able to feel that his or her directorship is until retirement.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors’ Statement in Opposition

The Board of Directors believes that requiring all outside directors to leave the Board after six years of service would not be in the best interests of the Board, UTC or its shareowners. Such a policy would deprive UTC of directors who have gained valuable knowledge and insight concerning UTC’s operations, and whose tenure has given them an important perspective on the development and implementation of UTC’s long-term strategies. Rather than adopting fixed term limits, the Board believes it is more beneficial to periodically review the Board’s effectiveness. The Committee on Nominations and Governance, which is comprised exclusively of independent directors, conducts such a review annually. It then reports to the Board annually on its assessment of the Board’s performance, including whether directors are actively engaged and fairly reflect a diversity of views.

THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

Proposal 5:    Shareowner Proposal Concerning Foreign Military Sales

The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, NJ 07961 and other filers have advised that they intend to introduce the following proposal at the Annual Meeting:

WHEREAS the United States exports weapons and related military services through foreign military sales (government-to-government), direct commercial weapons sales (U.S. companies to foreign buyers), equipment leases, transfers of excess defense materiel and emergency drawdowns of weaponry.

In 2004, the U.S. ranked first in arms transfer agreements with developing nations, including those in the Near East and Asia, with nearly $6.9 billion or 31.6% of these agreements. The U.S. also ranked first in arms deliveries to developing nations at nearly $9.6 billion or 42.6% of all such deliveries, boosting worldwide sales to those countries to the highest amount since 2000. The weapons sold range from ammunition to tanks, combat aircraft, missiles and submarines, (“Conventional Arms Transfers to Developing Nations, 1997-2004,” Congressional Research Service, Report for Congress, August 29, 2005).

In a number of recent United States combat engagements (e.g., the first Gulf War, Somalia, Afghanistan and Iraq), our troops faced adversaries who had previously received U.S. weapons or military technology.

In Fiscal Year 2004, United Technologies was ranked as 7th largest Department of Defense contractor with $5.1 billion in contracts. (100 Companies Receiving the Largest Dollar Volume of Prime Contract Awards—Fiscal Year 2004, http://web1.whs.osd.mil/peidhome/procstat/p01/fy2004/top100.htm)

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, of United Technologies’ foreign sales of weapons-related products and services.

Supporting Statement

We believe with the American Red Cross that “the greater the availability of arms, the greater the violations of human rights and international humanitarian law.” Global security is security of all people. Several times in our recent history, we’ve seen weapons sold to one country result in a threat to our own security. We are seeing, too, an increase in human rights abuses inflicted on women, people of minority ethnicities, NGOs offering medical and other human services as well as employees of corporations servicing DOD contracts.

Therefore, we believe it is reasonable that the report include:

1.	Processes used to determine and promote foreign sales;
2.	Criteria for choosing countries with which to do business;
3.	Procedures used to negotiate foreign arms sales, government-to-government and direct commercial sales and the percentage of sales for each category;
4.	Categories of military equipment or components, including dual use items exported for the past three years, with as much statistical information as permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

The Board of Directors’ Statement in Opposition

The Board of Directors does not believe that further disclosure concerning foreign military sales would be informative or beneficial. UTC’s Annual Report to shareowners and its periodic Reports on Forms 10-K and 10-Q provide extensive information concerning foreign sales of military products and services.

Further, the Board of Directors believes that the executive and legislative branches of the U.S. Government are the appropriate forums to determine public policy with respect to foreign military sales. Defense products and technologies cannot be sold to parties outside the United States or further transferred to other parties outside the United States without the approval of the U.S. Government. These foreign sales are highly regulated by the U.S. Government and UTC complies fully with all applicable policies and regulations.

THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

ADDITIONAL MEETING INFORMATION

How many shares can vote? As of the record date, 1,015,002,866 shares of Common Stock were outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares entitled to vote.

How many votes are needed for the election of directors at the meeting? Under Section 2.2 of UTC’s Bylaws as amended on February 6, 2006, each director is elected by a majority of votes cast with respect to that director, provided that if the number of nominees exceeds the number of directors to be elected, the nominees receiving the greatest number of votes shall be the directors. Since Delaware law currently provides that incumbent directors continue in office until their successors have been elected and qualified (or until their earlier removal or resignation), UTC has adopted a Corporate Governance Guideline requiring that any nominee who receives in an uncontested election fewer votes “for” than are “withheld” from his or her election must promptly tender his or her resignation for consideration by the Chairman of the Committee on Nominations and Governance. The Committee on Nominations and Governance shall then consider the matter and, taking into consideration all factors it deems relevant, shall recommend to the Board whether the resignation should be accepted and, if the Board accepts the resignation, whether the vacancy so created should be filled or the size of the Board should be reduced. The Board will act on the Committee’s recommendation within 90 days of certification of the majority withhold vote and disclose its decision in an 8-K Report filed with the SEC. The Governance Guidelines are available on UTC’s website.

How many votes are needed for the adoption of other matters at the meeting? The amendment to the Restated Certificate of Incorporation will be approved if it receives the affirmative vote of the holders of a majority of the outstanding shares of voting stock of UTC. Other matters will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum. If a shareowner abstains from voting on any of these other matters, or if a broker is not allowed to vote shares under the rules of the NYSE because the beneficial owner has not given voting instructions, the effect will be the same as a vote against the matter.

Is cumulative voting for directors permitted? Yes. When voting for the election of directors, each owner of Common Stock is entitled to a number of votes equal to the number of shares of Common Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or distributed as votes for any two or more nominees, in the discretion of the shareowner. Cumulative voting rights can be exercised only by submission of a written proxy or voting instruction. If no instruction is given the votes cast will be distributed by the proxy holders equally among the Board’s nominees.

Who will count the vote? Will votes be confidential? Representatives of Computershare will receive and tabulate proxies, act as independent Inspectors of Election, supervise the voting and decide the validity of proxies. Computershare has been instructed that the vote of each shareowner must be kept confidential and must not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareowners).

Can a proxy be revoked? Yes. A shareowner may revoke any proxy before it is voted by sending written notice to the Corporate Secretary identifying the proxy being revoked; by following the prompts provided through the telephone and Internet voting facilities for revoking a proxy previously submitted by telephone or via the Internet; by submitting a new proxy with a later date; or by voting in person at the meeting.

How will voting on any other business be conducted? Although we do not know of business to be conducted at the meeting other than the matters described in this Proxy Statement, duly signed proxy cards and voting instructions submitted by telephone or via the Internet authorize the proxy holders to vote in accordance with their judgment on any other matters that may arise.

When are shareowner proposals for the 2007 Annual Meeting due? A shareowner who wishes to have a proposal included in UTC’s proxy statement for the 2007 Annual Meeting must submit the proposal in writing to the Corporate Secretary for receipt by November 9, 2006, in order to be considered for inclusion. Under UTC’s Bylaws, shareowners who wish to introduce a proposal to be voted on at UTC’s 2007 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 13, 2006 and no later than January 12, 2007.

How are proxies solicited and how much did this solicitation cost? In addition to the distribution of this Proxy Statement, proxies may be solicited on behalf of the Board of Directors by employees of UTC by mail, e-mail, in person and by telephone. These employees will not receive any additional compensation for these activities. UTC will bear the cost of soliciting proxies and reimburse brokers and other nominees for reasonable out-of-pocket expenses for forwarding proxy materials to beneficial shareowners. Georgeson Shareholder Communications, Inc. has been retained by UTC to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $16,000, plus out-of-pocket expenses.

How can shareowners obtain electronic access to the proxy materials, instead of receiving mailed copies? Holders of shares registered in their name on the records of Computershare may contact Computershare at www.econsent.com/utx to sign up to receive electronic access to the materials rather than receiving mailed copies. These shareowners will receive e-mail notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a UTC website and instructions on how to vote shares via the Internet. Enrollment for electronic access will be effective for a future annual meeting if received two weeks prior to the record date for that meeting, and remain in effect for subsequent years, unless cancelled two weeks prior to the record date for any subsequent annual meeting. Beneficial shareowners also may be able to request electronic access to proxy materials by contacting the broker, bank or nominee, or by contacting ADP Investor Communication Services at www.utc.com/investors/econsent/ics.htm.

How can shareowners reduce the number of copies of proxy materials sent to a household? Eligible beneficial shareowners who share a single address may have received a notification that only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank or nominee that provided the notification received contrary instructions from any beneficial shareowner at that address. This practice, known as “householding”, is designed to reduce printing and mailing costs. However, if a beneficial shareowner at such an address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, the shareowner may contact the Corporate Secretary at 860-728-7870 or at UTC, One Financial Plaza, Hartford CT 06103. Eligible registered shareowners receiving multiple copies of these documents can request householding by contacting UTC in the same manner. Persons holding shares through a bank, broker or nominee can request householding by contacting that entity.

OTHER MATTERS

Corporate Governance Information and Code of Ethics

UTC’s Corporate Governance Guidelines, the charter for each Board Committee and UTC’s Code of Ethics are available on UTC’s website: www.utc.com. The Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners may send communications to the Board, the Chairman, the Presiding Director or one or more non-management directors by using the contact information provided on UTC’s website under the headings “Governance”, “Contact UTC’s Board”. Shareowners also may send communications by letter addressed to the Corporate Secretary at UTC, One Financial Plaza, Hartford, CT 06103 or by contacting the Business Practices Office at 860-728-6485. These communications will be received and reviewed by UTC’s Business Practices Office. The receipt of concerns about UTC accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. The receipt of other concerns will be reported to the appropriate Committee(s) of the Board. UTC employees can raise questions or concerns confidentially or anonymously using UTC’s Ombuds/Dialog program.

Certain Transactions and Business Relationships

A brother of William L. Bucknall, Jr., Senior Vice President, Human Resources and Organization, is employed by Sikorsky as Manager, Human Resources. A brother of Todd J. Kallman, Vice President, Corporate Strategy and Development, is employed by Otis Elevator as an Account Manager. The compensation and benefits provided to these individuals are consistent with those provided to other employees with equivalent qualifications, experience and responsibilities at these subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

UTC believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that during 2005 all of its officers and directors filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934.

Debra A. Valentine

Vice President, Secretary and

Associate General Counsel

APPENDIX A

INDEPENDENCE OF DIRECTORS

No director shall qualify as “independent” unless the Board affirmatively determines on an annual basis that the director has no material relationship with the Corporation. The Board has adopted the following standards to assist it in making determinations of director independence, and may revise these standards from time to time as it deems appropriate, subject to applicable stock exchange listing requirements. A director is not independent if:

1.	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member is, or has been within the last three years, an executive officer, of the Corporation.

2.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Corporation, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee of the Corporation (other than an executive officer) need not be considered in determining independence under this test.

3.	(A) The director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit within that time.

4.	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	The director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from the Corporation for property or services in an amount which in any of the last three fiscal years exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

6.	The director serves as an executive officer of a tax exempt organization that within the preceding three years received contributions from the Corporation in any single fiscal year in excess of the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

Director affiliations that do not conflict with these standards or exceed these thresholds will not be considered to impair a director’s independence. These standards will be applied in accordance with any transition periods or other transition provisions under the applicable stock exchange listing rules.

For purposes of this determination of director independence, the term “immediate family member” shall include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. The term “executive officer” has the same meaning as specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

As required by the Charter of the Audit Committee, Audit Committee members must also satisfy the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934.

A-1

APPENDIX B

AUDIT COMMITTEE CHARTER

I.	Purpose

The Audit Committee (“Committee”) is appointed by the Board of Directors (“Board”) to assist the Board in fulfilling its oversight responsibilities relating to: the integrity of the Corporation’s financial statements; the independence, qualifications and performance of the Corporation’s internal and external auditors; the adequacy of processes to assure compliance with the Corporation’s policies and procedures, financial controls, Code of Ethics and applicable laws and regulations; and such other responsibilities as set forth herein. The Committee provides the opportunity for an open and candid dialog on these issues among the independent auditor, management, and the internal auditor.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Corporation’s annual proxy statement.

II.	Composition

The Committee shall be composed of not less than three directors appointed by the Board. The members of the Committee shall meet the independence and financial literacy requirements of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). At least one member of the Committee shall have substantial financial expertise as determined by the Board. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

III.	Meetings

The Committee shall meet as frequently as it determines necessary. The Committee normally meets at least four times annually and additional meetings are scheduled as necessary to review quarterly financial results. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.

IV.	Responsibilities and Duties

The Committee shall have the sole authority and responsibility annually, in its capacity as a committee of the Board, to nominate the independent auditor for approval by the shareowners. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

Except as otherwise permitted, the Committee shall pre-approve all auditing services and terms, and permitted non-audit services to be performed for the Corporation by its independent auditor. The Committee may form and delegate authority to a subcommittee to grant pre-approvals of audit and permitted non-audit services, and decisions of this subcommittee shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority to retain and compensate independent legal, accounting or other advisors, and shall obtain advice and assistance to the extent it deems necessary or appropriate.

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

The Committee shall:

A.	Financial Statements and Disclosure Matters

1.

Meet to review and discuss with management and the independent auditor the annual audited financial statements, including review of the Corporation’s specific disclosures under “Management’s Discussion and

Analysis of Financial Condition and Results of Operations.” The Committee shall also recommend to the Board whether the audited financial statements should be included in the Corporation’s Report on Form 10-K.

2.	Meet to review and discuss with management and the independent auditor the Corporation’s quarterly financial statements prior to the filing of its Report on Form 10-Q, including review of the Corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall also review the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements.

4.	Review and discuss on a timely basis with the independent auditors:

(a)	Critical accounting policies and practices used.

(b)	Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

(c)	Other material communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss generally with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

7.	Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

9.	Review during the Corporation’s CEO and CFO certification process for the Reports on Form 10-K and Form 10-Q any significant deficiencies in the design or operation of internal controls and any material weaknesses in internal controls.

B.	Oversight of the Corporation’s Relationship with the Independent Auditor

1.	Review and evaluate the lead partner of the independent auditor team.

2.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation. The Committee shall present the results of its review to the Board.

3.	Ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

4.	Establish policies for the Corporation’s hiring of employees or former employees of the independent auditor who participated in the audit of the Corporation.

5.	Discuss with the independent auditor issues reviewed with the auditor’s national office regarding auditing or accounting issues identified during the engagement.

6.	Meet with the independent auditor annually to discuss the planning and staffing of the audit.

C.	Oversight of the Corporation’s Internal Audit Function

1.	Review the appointment, performance and replacement of the senior internal auditing executive.

2.	Review the internal audit plan and significant findings from the internal auditing department.

3.	Discuss with the independent auditor and management the internal audit department responsibilities, audit plan, budget and staffing.

D.	Compliance Oversight Responsibilities

1.	Discuss any illegal acts discovered by the independent auditor during the course of its work and its conclusions with respect to such illegal acts.

2.	Obtain reports from management and the Corporation’s senior internal auditing executive regarding compliance with applicable laws and regulations and with the Corporation’s Code of Business Conduct and Ethics.

3.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

5.	Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, to determine that the Corporation’s financial statements are complete and accurate or to determine that such statements are in accordance with generally accepted accounting principles. It is also not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Corporation’s policies and procedures. These are the responsibility of management, the independent auditor or others retained by the Committee.

P R O X Y

Proxy Solicited on Behalf of the Board of Directors of

United Technologies Corporation for Annual Meeting, April 12, 2006

The undersigned hereby appoints Charles R. Lee, Frank P. Popoff and H. A. Wagner, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation (“UTC”) to be held April 12, 2006, and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

è
This card also constitutes voting instructions to the Trustee under each of the UTC employee savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of UTC held by the Trustee under any such plan(s) as described in the Proxy Statement. To withhold a vote for any individual, please insert the nominee’s name (or the number provided below) in the blank provided in Proposal 1 on the reverse of this Proxy Card.

Election of Directors, Nominees:

01) George David	07) Harold McGraw III
02) John V. Faraci	08) Frank P. Popoff
03) Jean-Pierre Garnier	09) H. Patrick Swygert
04) Jamie S. Gorelick	10) André Villeneuve
05) Charles R. Lee	11) H. A. Wagner
06) Richard D. McCormick	12) Christine Todd Whitman

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

SEE REVERSE

SIDE

éFOLD AND DETACH HEREé

United Technologies Corporation

Notice of

Annual Meeting of Shareowners

Wednesday, April 12, 2006

2:00 p.m.

Judy and Arthur Zankel Hall

At Carnegie Hall

7th Avenue between 56th Street & 57th Street

New York, New York

(PLEASE USE ZANKEL HALL ENTRANCE ON 7TH AVENUE )

☒	Please mark your votes as in the example.	1787

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors’ nominees, FOR proposals 2 and 3 and AGAINST proposals 4 and 5, or if this card constitutes voting instructions to a Savings Plan Trustee, such Trustee will vote as described in the Proxy Statement.

		FOR	WITH- HELD			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1)	Election of Directors (see reverse)	☐	☐	2)	Appointment of Independent Auditors	☐	☐	☐	4)	Shareowner Proposal: Director Term Limits	☐	☐	☐

Vote for all nominees except:				3)	Approval of Amendment to UTC’s Restated Certificate of Incorporation	☐	☐	☐	5)	Shareowner Proposal: Foreign Military Sales	☐	☐	☐

The Board of Directors recommends a vote FOR the election of directors.					The Board of Directors recommends a vote FOR proposals 2 and 3					The Board of Directors recommends a vote AGAINST proposals 4 and 5

Signature(s)	The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é

VOTER CONTROL NUMBER:

VOTE BY TELEPHONE OR VIA THE INTERNET

You may use the telephone or Internet to vote your shares at any time, 24 hours a day, 7 days a week, or you may return your Proxy Card by mail.

TO VOTE BY TELEPHONE:	TO VOTE VIA THE INTERNET:	TO VOTE BY MAIL:
On touch tone telephone, call toll-free 1-877-PRX-VOTE (1-877-779-8683). Outside the U.S. and Canada call 1-201-536-8073.	http://www.eproxyvote.com/utx	Return your signed, dated Proxy Card in the envelope provided.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the Proxy Card. If you choose to vote your shares electronically, there is no need for you to mail back your Proxy Card. Please note that if you wish to attend the Annual Meeting you must still return your white or blue Ticket Request Card.

ONLINE ACCESS TO PROXY MATERIALS. Registered shareowners may sign up at the following website for online access to future annual reports and proxy materials, rather than receiving mailed copies: http://www.econsent.com/utx

THE DIRECT REGISTRATION SYSTEM offers shareowners the ability to register their shares in “book entry” form without having a physical certificate issued. For information, call UTC’s Shareholder Direct information line at 1-800-881-1914.

UTC’S SHAREOWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN provides eligible holders of UTC Common Stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. Shareowners should carefully review the Plan Prospectus before investing. For a Plan Prospectus contact Computershare at 1-800-488-9281.

FOR UTC INFORMATION call our 24-hour-a-day toll-free Shareholder Direct information line, which provides recorded summaries of UTC’s quarterly earnings information and other company news. Callers also may request copies of quarterly earnings and news releases, by either fax or mail, and obtain copies of the UTC Annual Report and Form 10-K. To access the service, dial 1-800-881-1914. Additional information about UTC can be found at: http://www.utc.com

FORM OF EMAIL MESSAGE SENT TO EMPLOYEES PARTICIPATING IN COMPANY SAVINGS PLAN WHO RECEIVE ELECTRONIC ACCESS TO PROXY MATERIALS

Dear UTC Shareowner:

Thank you for participating in online access to UTC’s Annual Meeting Materials. Computershare Trust Company, N.A. is the independent registrar and transfer agent for UTC Common Stock.

The UTC Annual Report for 2005 and the Proxy Statement for the 2006 Annual Meeting of Shareowners are now available. To view the Annual Report and Proxy Statement, please click on the following link to the website:

http://investors.utc.com/

REMEMBER, YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES AS SOON AS YOU RECEIVE AND REVIEW YOUR PROXY MATERIALS.

To vote your shares over the Internet, please click on the following link to the secure and confidential voting website and enter your confidential voter control number exactly as it appears below:

http://www.eproxyvote.com/utx

Confidential Voter Control Number:

You may also use your voter control number to vote your shares by telephone. Simply call 1-877-779-8683 to access the secure and confidential telephone voting service. When voting by telephone, please keep the above voter control number available for your reference, as well as the following list of matters to be voted on:

Proposal 1—Election of Directors, Nominees:

01 George David

02 John V. Faraci

03 Jean-Pierre Garnier

04 Jamie S. Gorelick

05 Charles R. Lee

06 Richard D. McCormick

07 Harold McGraw III

08 Frank P. Popoff

09 H. Patrick Swygert

10 André Villeneuve

11 H. A. Wagner

12 Christine Todd Whitman

Proposal 2—Appointment of a firm of independent registered public accountants to serve as Independent Auditors

Proposal 3— Approval of Amendment to UTC’s Restated Certificate of Incorporation

Proposal 4—Shareowner Proposal Concerning Director Term Limits

Proposal 5—Shareowner Proposal Concerning Foreign Military Sales

FURTHER INFORMATION CONCERNING THE ABOVE PROPOSALS IS INCLUDED IN THE PROXY STATEMENT FOR 2006:

http://investors.utc.com/

If you would like to request a ticket to attend UTC’s 2006 Annual Meeting, please click on the following link:

http://www.utc.com/investors/shareowner_tickets/index.htm

For assistance or if you would like to request paper copies of the Annual Report or Proxy Statement, please contact our Shareholder Direct information line at 1-800-881-1914 or the UTC Corporate Secretary’s Office at 860-728-7870.

Computershare